 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-230128
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 12, 2019)
1,250,000 Shares

ZYNEX, INC.

Common Stock
$22.00 per share

• Zynex, Inc. is offering 1,250,000 shares. • Our common stock is listed on the Nasdaq Capital Market under the symbol “ZYXI.”	• The last reported sale price for our common stock on the Nasdaq Capital Market on July 13, 2020 was $26.11 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement, page 5 of the accompanying prospectus and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$22.00	$27,500,000
Underwriting discounts and commissions(1)	$1.54	$1,925,000
Proceeds, before expenses, to Zynex, Inc.	$20.46	$25,575,000

(1)
In addition to the underwriting discounts and commissions, we have agreed to reimburse the underwriters for certain expenses. See “Underwriting” beginning on page S-19 for additional information regarding total underwriting compensation.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 187,500 shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.
Concurrently with the sale of shares of our common stock under this prospectus supplement, certain stockholders are selling additional shares of our common stock under a separate prospectus supplement, as more fully described herein.
The underwriters expect to deliver the shares against payment on or about July 17, 2020, subject to customary closing conditions.
Sole Book-Running Manager
Piper Sandler
Co-Managers
B. Riley FBRLadenburg ThalmannH.C. Wainwright & Co.Northland Capital Markets
The date of this prospectus supplement is July 14, 2020

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (Registration No. 333-230128) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of  $100,000,000. We had previously sold $50,000,000 of our common stock under this registration statement.
This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered hereunder. This prospectus supplement may add, update or change information contained in the accompanying prospectus or any documents incorporated by reference herein or therein. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein or therein.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, the Selling Stockholders have not and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the Selling Stockholders are not and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”
No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.
Concurrently with the sale of shares of our common stock under this prospectus supplement, certain stockholders (“Selling Stockholders”) of are selling 1,250,000 shares of our common stock under a separate prospectus supplement, offered pursuant to a registration statement on Form S-3 (Registration No. 333-232367) and the prospectus dated June 26, 2019 included therein (such offering, the “Concurrent Offering”). As part of the Concurrent Offering, the Selling Stockholders granted the underwriters thereunder an option for a period of 30 days from the date of the prospectus supplement for the Concurrent Offering to purchase up to an additional 187,500 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.
As used in this prospectus supplement, “Zynex,” “we,” “our,” the “Company” and “us” refer to Zynex, Inc., a Nevada corporation, collectively with its subsidiaries, unless stated otherwise or the context requires otherwise.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in this prospectus supplement and the consolidated financial statements, notes to the consolidated financial statements, financial and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.
Our Company
The Company was founded by Thomas Sandgaard in 1996, when he founded two privately held companies that were eventually combined to form the current company. Zynex, Inc., a Nevada corporation, is the parent company of and conducts business within six subsidiaries: Zynex Medical, Inc. (“ZMI”), a Colorado corporation, Zynex Neuro Diagnostics, Inc. (“ZND”), a Colorado corporation, Zynex Monitoring Solutions, Inc. (“ZMS”), a Colorado corporation, Zynex Billing and Consulting, LLC (“ZBC”), a Colorado limited liability company, Zynex Europe (Zynex Europe ApS) (“ZEU”), a Danish corporation, and Pharmazy, Inc. (“Pharmazy”), which was incorporated under the laws of Colorado in June 2015 as a wholly-owned subsidiary of ZMI.
As of December 31, 2019, the Company conducted most of its operations through its primary subsidiary, ZMI. One other subsidiary, ZEU, generated minimal revenues during the years ended December 31, 2019 and 2018 from international sales and marketing. ZMS has developed a blood volume monitoring device which received 510(k) clearance by the U.S. Food and Drug Administration (“FDA”) in February 2020 and is awaiting approval by the Certificate European (“CE”) Marking in the European Union (“EU”). As a result, ZMS has achieved no revenues to date. Our inactive subsidiaries include ZND, ZBC, and Pharmazy. The Company’s compounding pharmacy operated as a division of ZMI dba as Pharmazy through January 2016.
Over 99% of our consolidated revenue in the years ended December 31, 2019 and 2018 is attributable to ZMI. In addition, our electrotherapy pain management business, including our NexWave® and TENSWave devices and supplies, accounted for more than 90% of our billings in the quarter ended March 31, 2020. Moreover, for the quarter ended March 31, 2020, more than 75% of our total revenue was from recurring revenues, which are revenues from products billed more than once per device, including leased devices and supplies (such as electrodes and batteries).
Zynex Medical, Inc. (ZMI):
ZMI designs, manufactures and markets medical devices designed to treat chronic and acute pain, as well as activate and exercise muscles for rehabilitative purposes with electrical stimulation. ZMI devices are intended for pain management to reduce reliance on medications and are designed to provide rehabilitation and increased mobility through the utilization of non-invasive muscle stimulation, electromyography technology, interferential current (“IFC”), neuromuscular electrical stimulation (“NMES”) and transcutaneous electrical nerve stimulation (“TENS”). All our medical devices are intended to be patient friendly and designed for home use. The ZMI devices are small, portable, battery operated and include an electrical pulse generator which is connected to the body via electrodes. The products are cost effective when compared to traditional physical therapy, and often result in better mobility, less pain and increased potential for a patient to return to work earlier than with traditional therapies alone. All of our medical devices are marketed in the U.S. and follow FDA regulations and approval. Our products require a physician’s prescription before they can be dispensed in the U.S. We consider the physician’s prescription as an “order,” and it is on this basis that we provide the product to the patient and either bill the patient directly or the patient’s private or government insurer for payment. ZMI’s primary product is the NexWave device, which offers IFC, NMES and TENS modalities in one device to deliver pain-alleviating therapy for various pain, including the two most common types of chronic pain, which, according to the National Institute of Health Statistics’ Health, United States, 2006, was back pain (27%) and neck pain (15%). IFC treatment is significantly stronger and reaches deeper than TENS to stimulate motor nerves to release endorphins or enkephalins which can result in pain relief that lasts for hours. NMES treatment is used to relax muscles, strengthen atrophied muscles, increase range of motion and blood circulate, and to improve overall activities of daily life. TENS is used as a supplement to IFC and for breakthrough pain. It stimulates more superficial sensory nerves to provide immediate relief and can be used during activities.
According to a 2019 market research report from Market Research Future, the broad electrotherapy market, including TENS, IFC, NMES, electronic muscle stimulator, high voltage pulsed galvanic simulator and microcurrent simulator devices, was expected to grow to approximately $950 million worldwide by 2019. We estimate the annual domestic market for home electrotherapy products is approximately $500 million. The current opioid epidemic has been declared a health emergency, and we believe that we are positioned to help reduce the amount of opioids prescribed for treatment of chronic and acute pain symptoms. According to Global Industry Analysts, Inc.’s 2011 report on pain management markets, more than 1.5 billion people are estimated to suffer from chronic pain of varying degrees. Numerous clinical studies have been published over several decades showing the effectiveness of IFC and TENS for pain relief compared to various medications. A study published in the Clinical Journal of Pain in 1998 (the “1998 Study”) of long-term users of a TENS device who suffered from chronic pain, estimated that the study participants reduced their cost of opioid medication by approximately 50%. The 1998 Study also noted that that 84% of patients in a 1978 study reported a reduction in analgesic medication consumption and, of the patients who reported a reduction in that study, nearly half decreased analgesic consumption by more than 50%.
The NexWave device is marketed to physicians and therapists by our field sales representatives. We have grown our number of sales representatives, increasing our direct sales force. We had approximately 100 independent sales representatives at the end of each year from 2015 to 2017. In addition to the 100 independent sales representatives, by the end of 2018 we added 63 direct sales representatives. In 2019, we continued our shift to direct sales representatives, with 134 direct sales representatives and 42 independent sales representatives at the end of 2019. We have developed a focused training program designed for our direct sales representatives to each achieve the Company’s long-term productivity goal of $1 million annualized revenue within 18 months of when a sales representative is hired. For the quarter ended March 31, 2020, we estimate that the annualized revenue per direct sales representative was approximately $300,000. Based on revenue from the quarter ended March 31, 2020, the average annualized revenue generated by the top 5% of our direct sales representatives was $1.6 million.
The NexWave device requires consumable supplies, such as electrodes and batteries, which are shipped to patients on a recurring basis, as needed. The average revenue we generate for the life of each NexWave device ordered (including lease and sale revenue for the device and all supply revenue relate to that device) was approximately $1,500, based on our revenue from orders during the 18 months ended June 30, 2019.
ZMI designs, manufactures and markets the NeuroMove product. The NeuroMove product contains electromyography and electric stimulation technology that is primarily used for stroke, spinal cord and traumatic brain injury rehabilitation (“SCI”), by reaching parts of the brain to re-connect with muscles, also known as neuroplasticity. The NeuroMove product is primarily marketed to medical clinics. Zynex did not have material sales of this product in the years ended December 31, 2019 or 2018. For the quarter ended March 31, 2020, billings from our NeuroMove product accounted for less than 2% of our billings.
ZMI also designs, manufactures and markets the InWave product, an in-home electrical stimulation device used to treat female urinary incontinence. The device requires a prescription and is covered by most insurance plans and Medicare.
ZMI distributes complimentary products such as lumbar support, cervical traction and hot/cold therapy. These complement our pain management products and are critical for our physicians and therapists. These products require a prescription and are covered by most insurance plans and Medicare.
Zynex Monitoring Solutions (ZMS):
ZMS was formed in 2011 to develop and market medical devices for non-invasive cardiac monitoring. In February 2020, the FDA cleared the Company’s CM-1500, Cardiac Monitor (the “CM-1500”). The CM-1500 is a non-invasive medical device for monitoring of the following parameters and their relative changes, indicative of relative changes in fluid volume in adult patients: bioelectric impedance, heart rate,

ECG amplitude and PPG amplitude. The CM-1500 can be used by medical professionals for monitoring central blood volume in operating and recovery rooms to detect blood loss during surgery and internal bleeding during recovery. This device has been subjected to multiple clinical studies, which are being utilized for collecting data to further validate the algorithm used to determine changes in central blood volume, and there are plans to conduct future, additional clinical studies.
Currently, we are pursuing CE Marking in the EU. CE Marking is a certification that a product meets the standards established by the 28 nations of the EU and qualifies for sale in the EU and 4-nation European Free Trade Association.
The CM-1500 Cardiac Monitor has been tested in several International Review Board (“IRB”) approved studies and was used in several blood donation settings where hundreds of subjects have donated half a liter of blood with strong correlation to the index on the device. We have built a number of commercial devices in pilot-production and continue to refine the algorithms for the Blood Volume Index (BVI). In the fourth quarter of 2018, a U.S. utility patent was obtained for this unique application, and we believe this product could serve a currently unmet need in the market for safer surgeries and safer monitoring of patients during recovery. ZMS did not produce any revenue for the years ended December 31, 2019 and 2018.
Zynex International (Zynex Europe) (ZEU):
ZEU was formed in 2012 to further progress Zynex’s international expansion. ZEU is currently conducting business and focused on sales and marketing our products within the international marketplace, upon receipt of necessary regulatory approvals. ZEU did not produce significant revenue for the years ended December 31, 2019 and 2018.
Recent Developments
On February 23, 2020, we received FDA 510(k) clearance for U.S. sales of the CM-1500. We are currently working to build a management team for this product division.
We recently announced preliminary estimates for the second quarter of 2020 which included an increase in orders and an increased revenue estimate for the three months ended June 30, 2020.
Our preliminary estimated revenue for the three months ended June 30, 2020 is between $18.9 and $19.4 million. Our preliminary estimated net income for the three months ended June 30, 2020 is approximately $3.3 million and our preliminary estimated Adjusted EBITDA for the three months ended June 30,2020 is between $4.4 and $4.9 million. See “— Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net income.
Orders in the three months ended June 30, 2020 were 37% above the number of orders in the corresponding period in 2019 and 23% sequentially below the three months ended March 31, 2020 due to the impacts of COVID-19, such as the availability of physicians to prescribe our products, navigating the availability of our employee and addressing supply chain issues.
We hired sales and back office employees during the second quarter of 2020 which was aided by a surge in applications from qualified individuals due to increased unemployment rates related to COVID-19. As of June 30, 2020, we had 294 direct sales representatives and 20 independent sales representatives, along with a reimbursement staff of approximately 100 employees. We expect to have approximately 500 direct and independent sales representatives in the U.S. by the end of 2020 and over 600 by the end of 2021.
Our preliminary financial results for the second quarter ended June 30, 2020 are based solely on information currently available to management and are unaudited. This financial information does not represent a comprehensive statement of our financial results for the quarter and remains subject to the completion of our financial closing procedures and internal reviews. As a result, our actual results for the quarter may vary materially from these preliminary estimates. These estimates are not a comprehensive statement of our financial results for this period and should not be viewed as a substitute for full interim financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Selected Financial Data
The following tables set forth, for the periods and as of the dates indicated, certain selected financial data of the Company. Our historical results are not necessarily indicative of our future results. The selected financial data should be read together with our consolidated financial statements, the notes to the consolidated financial statements and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.
	For the Three Months Ended				For the Year Ended 2018
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Total Net Revenue	$6,876	$7,573	$8,131	$9,337	$31,917
Net Income	$1,921	$2,418	$2,591	$2,622	$9,552
Adjusted EBITDA	$2,043	$2,810	$2,955	$3,120
	For the Three Months Ended				For the Year Ended 2019	For the Three Months Ended March 31, 2020
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Total Net Revenue	$9,196	$10,297	$11,817	$14,162	$45,472	$15,228
Net Income	$2,350	$2,162	$2,033	$2,947	$9,492	$2,937
Adjusted EBITDA	$2,461	$2,818	$2,805	$4,053		$3,023
Non-GAAP Financial Measure
We report our financial results in accordance with GAAP. In addition to our GAAP financial results, we use Adjusted EBITDA (which we define as earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation), a non-GAAP financial measure, to understand and evaluate our core operating performance. Our management believes that this non-GAAP financial measure is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that our future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments included herein. Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA on a supplemental basis. Our definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. We encourage investors to review our financial information in its entirety and not rely on a single financial measure. Below is a reconciliation of Adjusted EBITDA to net income for each of the periods presented.

	For the Three Months Ended
Reconciliation of GAAP to Non-GAAP Measure (in thousands)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Adjusted EBITDA:
Net income	$353	$1,504	$2,200	$3,308	$1,921	$2,418	$2,591	$2,622	$2,350	$2,162	$2,033	$2,947	$2,937
Depreciation and Amortization*	64	74	111	37	25	42	59	62	66	76	50	60	68
Stock-based compensation expense	24	13	9	249	63	53	76	178	139	158	259	264	497
Interest expense and other (benefit), net	121	394	691	244	115	37	1	0	(880)	0	0	4	4
Income tax expense (benefit)	9	36	44	40	(81)	260	228	258	786	422	463	778	(483)
Adjusted EBITDA	$571	$2,021	$3,055	$3,878	$2,043	$2,810	$2,955	$3,120	$2,461	$2,818	$2,805	$4,053	$3,023

*
Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

The Company’s income tax expense for the three months ended June 30, 2020 has not yet been finalized and is currently estimated to range from 10% to 20% of pre-tax income. The following is a reconciliation of Adjusted EBITDA to preliminary net income for the three months ended June 30, 2020 assuming a 10% or 20% effective tax rate:
ZYNEX, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)
For the Three Months Ended June 30, 2020
20% Effective Tax Rate
Adjusted EBITDA:
Net income	$3,291
Depreciation and Amortization*	97
Stock-based compensation expense	579
Interest expense and other, net	5
Income tax expense	928
Adjusted EBITDA	$4,900

For the Three Months Ended June 30, 2020
10% Effective Tax Rate
Adjusted EBITDA:
Net income	$3,347
Depreciation and Amortization*	97
Stock-based compensation expense	579
Interest expense and other, net	5
Income tax expense	372
Adjusted EBITDA	$4,400

*
Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

Corporate Information
Our principal executive offices are located at 9555 Maroon Circle, Englewood, Colorado 80112. Our telephone number is (303) 703-4906. Our corporate website is www.zynex.com. Information contained in or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be a part of this prospectus supplement or the accompanying prospectus or in deciding whether to purchase shares of our common stock. References in this prospectus supplement and the accompanying prospectus to our website are to inactive textual references only.

The Offering
The following summary contains the principal terms of this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.
Common stock offered by us in this offering
1,250,000 shares (or 1,437,500 shares if the underwriters exercise their option to purchase additional shares in full).
Common stock offered by certain stockholders in the Concurrent Offering
1,250,000 shares (or 1,437,500 shares if the underwriters exercise their option to purchase additional shares in full).
Common stock to be outstanding after completion of this offering and the Concurrent Offering
34,427,582 shares (or 34,615,082 shares if the underwriters exercise their options to purchase additional shares in full).
Use of proceeds
We estimate that the net proceeds to us from the sale of shares that we are selling in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $25.2 million, or $29.0 million if the underwriters exercise their option to purchase additional shares in full. We will not receive any of the proceeds from the sale of shares by the selling stockholders in the Concurrent Offering. We intend to use the net proceeds from this offering to expand our sales force and marketing activities, launch our blood volume monitor, as well as for working capital and other general corporate purposes, including potential corporate, business or market development activities. See “Use of proceeds” on page S-12 of this prospectus supplement.
Nasdaq Capital Market symbol
ZYXI
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement, page 5 of the accompanying prospectus and the documents incorporated by reference herein and therein.
The number of shares of our common stock to be outstanding immediately after this offering and the Concurrent Offering as shown above is based on 33,177,582 shares of our common stock outstanding as of March 31, 2020, and excludes:
•
1,316,927 shares of our common stock issuable upon the exercise of outstanding stock options under our equity incentive plans at a weighted average exercise price of  $2.72 per share with 3,668,240 shares remaining available for future grant under such plans;

•
259,998 shares of our common stock issuable upon vesting of restricted stock grants; and

•
100,000 shares of our common stock issuable upon exercise of warrants with a weighted average exercise price of  $2.63 per share.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding options or warrants to purchase shares of our common stock or vesting of shares of restricted stock since March 31, 2020, and no exercise by the underwriters of their options to purchase additional shares of our common stock in this offering or the Concurrent Offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” below, in the accompanying prospectus and in the documents incorporated by reference herein and therein. You should carefully read this risk factors included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we currently expect. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus supplement or currently unknown facts or conditions or the occurrence of unanticipated events.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and all other information contained in this prospectus supplement and the accompanying prospectus, including the risk factors in the section entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described below and in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, our financial condition, our results of operations and the value of our common stock.
Risks Related to this Offering and our Common Stock
We face risks related to health pandemics, particularly the recent outbreak of COVID-19, which could adversely affect our business, financial condition results of operations and value of our common stock.
Our business could be materially adversely affected by a widespread outbreak of contagious disease, including the recent outbreak of the novel coronavirus, known as COVID-19, which has spread to many countries throughout the world, including the United States. The effects of this outbreak on our business have included and could continue to include temporary closures of our providers and clinics and suspensions of elective surgical procedures. This has and could continue to impact our interactions and relationships with our customers.
In addition to temporary closures of the providers and clinics that we serve, we could also experience temporary closures of the facilities of our suppliers, contract manufacturers, or other vendors in our supply chain, which could impact our business, interactions and relationships with our third-party suppliers and contractors, and results of operations. The extent to which the COVID-19 outbreak will impact business and the economy is highly uncertain and cannot be predicted. Accordingly, we cannot predict the extent to which our financial condition, results of operations and value of our common stock will be affected. The uncertainty surrounding the COVID-19 outbreak has caused the Company to increase its inventory in anticipation of possible supply chain shortages related to the COVID-19 virus. While the Company did not incur significant disruptions to its operations during the first quarter of 2020, it is unable at this time to predict the impact that the COVID-19 virus will have on its business, financial position and operating results in future periods due to numerous uncertainties.
Our management will have broad discretion as to the use of proceeds from this offering, and might not apply the proceeds in ways that increase the value of your investment.
Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. We might not apply the net proceeds of this offering in ways that you agree with. We intend to use the net proceeds from this offering to expand our sales force and marketing activities, launch our blood volume monitor, as well as for working capital and other general corporate purposes, including potential corporate, business or market development activities. See “Use of proceeds”. We have not allocated these net proceeds for any specific purposes.
If you purchase the common stock sold in this offering, you will experience immediate and substantial dilution in your investment.
If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the as adjusted net tangible book value of your stock of  $1.41 per share as of March 31, 2020, based on the public offering price of  $22.00 per share and the completion of the Concurrent Offering, because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. You will experience additional dilution upon the exercise of options and warrants or the vesting of shares of restricted stock, including those options, warrants and shares of restricted stock currently outstanding and those granted or issued in the future, and the issuance of other equity awards under our stock incentive plans. See “Dilution” for a more detailed discussion of the dilution you will incur in connection with this offering.

Our share price has been and may continue to be volatile and could decline substantially.
The market price of our common stock has been and may continue to be volatile. Many factors may cause the market price for our common stock to decline, including but not limited to:
•
shortfalls in revenues, cash flows or continued losses from operations;

•
delays in development or roll-out of any of our products;

•
announcements by one or more competitors of new product acquisitions or technological innovations; and

•
unfavorable outcomes from litigation.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market price of shares of companies such as ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts, and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Decreases in the price of our common stock may also lead to de-listing of our common stock from the Nasdaq Capital Market.
In addition, future sales by existing stockholders, warrant holders receiving shares upon the exercise of warrants, or any new stockholders receiving our shares in any financing transaction may lower the price of our common stock, which could result in losses to our stockholders. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.
Additional financing or future equity issuances may result in future dilution to our stockholders.
We expect that we will need to raise additional funds in the future to finance internal growth, to make acquisitions and for other reasons. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and the newly issued securities may have rights senior to those of the holders of our common stock. The price per share at which we sell additional securities in future transactions may be higher or lower than the price per share in this offering. Alternatively, if we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to fund additional interest expense. If adequate additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully execute our business plan.
Because we do not intend to pay future dividends on our common stock, our stockholders will benefit from an investment in our stock only if it appreciates in value.
In 2018, our Board of Directors declared a special one-time dividend of  $0.07 per share of common stock which was paid in January 2019. The decision to pay dividends in the future will depend on general business conditions, the impact of such payment on our financial condition and other factors our Board of Directors may consider to be relevant. If we elect to pay future dividends on shares of our common stock, this could reduce our cash reserves to levels that may be inadequate to fund expansions to our business plan or unanticipated contingent liabilities. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying any additional cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors our Board of Directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of any of our financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our stock will appreciate in value.

If securities or industry analysts fail to continue publishing research about our business, if they change their recommendations adversely or if our results of operations do not meet their expectations, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. In addition, it is likely that in some future period our operating results will be below the expectations of securities analysts or investors. If one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

USE OF PROCEEDS
We expect to receive approximately $25.2 million in net proceeds from this offering, after deducting the underwriting discounts and commissions, and estimated offering expenses payable by us, or approximately $29.0 million if the underwriters exercise their over-allotment option in full. We will not receive any proceeds from the Concurrent Offering.
We intend to use the net proceeds from this offering to expand our sales force and marketing activities, launch our blood volume monitor, as well as for working capital and other general corporate purposes, including potential corporate, business or market development activities.
As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

DILUTION
Our net tangible book value of our common stock as of March 31, 2020 was approximately $23.3 million, or approximately $0.70 per share of our common stock, based upon 33,177,582 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding as of March 31, 2020. After giving effect to the sale by us of an aggregate of 1,250,000 shares of our common stock in this offering at the public offering price of  $22.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the sale of 1,250,000 shares of our common stock by the Selling Stockholders in the Concurrent Offering, our as-adjusted net tangible book value as of March 31, 2020 would have been approximately $48.5 million, or approximately $1.41 per share of our common stock. This represents an immediate increase in net tangible book value of  $0.71 per share to our existing stockholders and an immediate dilution in net tangible book value of  $20.59 per share to new investors. The following table illustrates this dilution to the investors purchasing shares of our common stock in this offering and the Concurrent Offering without giving effect to any exercise by the underwriters of their options to purchase additional shares:
Public offering price per share		$22.00
Net tangible book value per share as of March 31, 2020	$0.70
Increase in net tangible book value per share attributable to this offering and the Concurrent Offering	$0.71
As adjusted net tangible book value per share after giving effect to this offering and the Concurrent Offering		$1.41
Dilution in net tangible book value per share to new investors		$20.59
If the underwriters exercise in full their options to purchase an additional 187,500 shares of our common stock from us in this offering at the public offering price of  $22.00 per share, and an additional 187,500 shares of common stock from the Selling Stockholders in the Concurrent Offering, the as-adjusted net tangible book value after this offering and the Concurrent Offering would be $1.51 per share, representing an increase in net tangible book value of  $0.81 per share to existing stockholders and immediate dilution in net tangible book value of  $20.49 per share to investors purchasing shares of our common stock in this offering and in the Concurrent Offering.
The foregoing table excludes the following, each as of March 31, 2020:
•
1,316,927 shares of our common stock issuable upon the exercise of outstanding stock options under our equity incentive plans at a weighted average exercise price of  $2.72 per share with 3,668,240 shares remaining available for future grant under such plans;

•
259,998 shares of our common stock issuable upon vesting of restricted stock grants; and

•
100,000 shares of our common stock issuable upon exercise of warrants with a weighted average exercise price of  $2.63 per share.

To the extent that outstanding stock options, warrants, restricted stock or other equity awards are exercised or become vested or any additional options, warrants, restricted stock or other equity awards are granted and exercised or become vested or other issuances of shares of our common stock are made, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

CAPITALIZATION
The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2020 (in thousands):
•
on an actual basis; and

•
on an as adjusted basis, giving effect to the sale by us of 1,250,000 shares of our common stock in this offering at the public offering price of  $22.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the sale by the Selling Stockholders of 1,250,000 shares of our common stock in the Concurrent Offering.

You should read the following table together with the section titled “Use of Proceeds,” our consolidated financial statements and other financial data incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.
	As of March 31, 2020 (Unaudited)
(amounts in thousands, except per share information)	Actual	As Adjusted (Unaudited)
Cash and Cash Equivalents	$14,585	$39,765
Stockholders (deficit) equity:
Common Stock, $0.001 par value per share, 100,000,000 shares authorized; 33,177,582 shares issued and outstanding (actual); 34,427,582 shares issued and outstanding (as adjusted)	$34	$35
Additional Paid-in Capital	$9,916	$35,095
Treasury Stock	$(3,846)	$(3,846)
Retained Earnings	$17,293	$17,293
Total Stockholders’ Equity	$23,397	$48,577
Total Capitalization	$23,397	$48,577
The number of shares of common stock to be outstanding after this offering is based on 33,177,582 shares of our common stock outstanding as of March 31, 2020, and excludes:
•
1,316,927 shares of our common stock issuable upon the exercise of outstanding stock options under our equity incentive plans at a weighted average exercise price of  $2.72 per share with 3,668,240 shares remaining available for future grant under such plans;

•
259,998 shares of our common stock issuable upon vesting of restricted stock grants; and

•
100,000 shares of our common stock issuable upon exercise of warrants with a weighted average exercise price of  $2.63 per share.

In addition, the amounts in the table above assume no exercise by the underwriters of their option to purchase additional shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the taxation of a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons who have a functional currency other than the U.S. dollar for U.S. federal income tax purposes;

•
accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

•
persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies, and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” “passive foreign investment companies,” regulated investment companies, real estate investment trusts, and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt or governmental organizations;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax qualified retirement plans;

•
persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•
qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described above, we do not intend to declare or pay dividends to holders of our common stock. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess amount distributed will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, backup withholding and payments made to certain foreign accounts, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty (provided the Non-U.S. Holder furnishes to us or our paying agent a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). Such certificate must be provided before the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S.

residents. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period for our common stock, unless our common stock is regularly traded on an established securities market and the Non-U.S. Holder holds no more than 5% of our outstanding common stock, directly, indirectly and constructively, at all times, during the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules. With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. In general, we would be a USRPHC if the fair market value of our USRPIs comprised at least half of the fair market value of our total worldwide interests in real property plus our other business assets. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations and other official guidance (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on and, subject to the proposed regulations described below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our common stock, and to payments of gross proceeds from the sale or other disposition of our common stock, although under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT AND PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING
We are offering the shares of common stock described in this prospectus supplement through Piper Sandler & Co. as the sole bookrunner. We and the Selling Stockholders have entered into a firm commitment underwriting agreement with Piper Sandler & Co., as representative of the several underwriters named below, in connection with this offering and the Concurrent Offering.
The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including approval of legal matters by their counsel. The underwriters have the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock listed opposite its name below.
Underwriter	Number of Firm Shares
Piper Sandler & Co.	875,000
B. Riley FBR, Inc.	125,000
Ladenburg Thalmann & Co. Inc.	125,000
H.C. Wainwright & Co., LLC	62,500
Northland Securities, Inc.	62,500
Total	1,250,000
Option to Purchase Additional Shares
We have granted the underwriters an option to buy up to an additional 187,500 shares of common stock from us. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
Discounts and Commissions
The underwriters have advised us that they propose to offer the common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $0.924 per share. After the offering, these figures may be changed by the underwriters.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discount to be paid by the underwriters in connection with this offering, assuming either no exercise and full exercise of the option to purchase additional shares:
		Total
	Per Share	Without Option	With Option
Public offering price	$22.00	$27,500,000	$31,625,000
Underwriting discounts and commissions	$1.54	$1,925,000	$2,213,750
Proceeds, before expenses, to Zynex, Inc.	$20.46	$25,575,000	$29,411,250
We estimate that the total fees and expenses payable by us, excluding the underwriting discounts and commissions, will be approximately $395,000, which includes an aggregate of  $75,000 that we agreed to reimburse the underwriters for the fees incurred by them in connection with the offering and the Concurrent Offering.
Indemnification of Underwriters
We and the Selling Stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities
We, the Selling Stockholders and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering, selling, contracting to sell, granting any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, lending or otherwise transferring or disposing of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or other capital stock for a period of 90 days following the date of this prospectus supplement without the prior written consent of Piper Sandler & Co.
The lock-up agreements do not prohibit the Selling Stockholders or our directors and executive officers from transferring shares of our common stock for bona fide gifts or by will, or for estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms. The lock-up provisions do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. The lock-up provisions do not prevent us or the Selling Stockholders from selling shares to the underwriters pursuant to the underwriting agreement, or from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement.
Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “ZYXI.”
Price Stabilization, Short Positions and Penalty Bids
To facilitate this offering and the Concurrent Offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to it by us in this offering or the Selling Stockholders in the Concurrent Offering. Short sales involve the sale by the underwriters of a greater number of shares than the underwriters are required to purchase in this offering or Concurrent Offering. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.
In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of our common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering or the Concurrent Offering are reclaimed if shares of common stock previously distributed in the offering or the Concurrent Offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time. The underwriters may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the Nasdaq Capital Market is limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Electronic Distribution
This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriters and the underwriters may distribute the prospectus supplement and the accompanying prospectus to investors electronically.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada
The shares of our common stock may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.
Germany
Each person who is in possession of this prospectus supplement and the accompanying prospectus is aware of the fact that no German securities prospectus (wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-prospektgesetz, or the “German Act”) of the Federal Republic of Germany has been or will be published with respect to the shares of our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in the Federal Republic of Germany within the meaning of the German Act with respect to any of the shares of our common stock otherwise than in accordance with the German Act and all other applicable legal and regulatory requirements.
Hong Kong
The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Singapore
This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(b)
where no consideration is or will be given for the transfer; or

(c)
where the transfer is by operation of law.

Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares of common stock.
United Arab Emirates
This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones.
The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.
France
This prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).
This prospectus supplement and the accompanying prospectus have not been and will not be submitted to the French Autorité des marchés financiers (the “AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.
Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:
1.
the transaction does not require a prospectus to be submitted for approval to the AMF;

2.
persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

3.
the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus supplement and the accompanying prospectus are not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus have been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete, and all securities are sold or until the sale of securities pursuant to this prospectus supplement is terminated by us. Notwithstanding the foregoing, nothing in this prospectus supplement shall be deemed to incorporate by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of any Form 8-K or related exhibits furnished in connection with such items:
•
Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 (“2019 Annual Report”);

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on April 28, 2020;

•
Current Reports on Form 8-K filed on January 7, 2020, May 5, 2020 and May 21, 2020;

•
The information specifically incorporated by reference into our 2019 Annual Report from our definitive proxy statement on Schedule 14A for the Company’s 2020 Annual Meeting of Stockholders filed on April 2, 2020; and

•
The description of our common stock included in Exhibit 4.2 to the 2019 Annual Report, and all amendments and reports filed for the purpose of updating such description.

Upon request, we will provide, free of charge, to each person to whom a prospectus supplement and accompanying prospectus is delivered, including a beneficial owner, a copy of any or all information that has been incorporated by reference in the prospectus supplement and accompanying prospectus but not delivered with the prospectus supplement and accompanying prospectus. Any such request may be made orally or in writing to Zynex, Inc., 9555 Maroon Circle, Englewood, Colorado 80112, Attention: Daniel Moorhead, Chief Financial Officer, Tel. No.: (303) 703-4906.
In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.
The registration statement to which this prospectus supplement and the accompanying prospectus form a part and the documents referred to above under “Incorporation of Certain Information by Reference” are also available on our website at www.zynex.com. We have not incorporated by reference into this prospectus supplement and accompanying prospectus the information on our website, and you should not consider it to be a part of this prospectus supplement and accompanying prospectus.

LEGAL MATTERS
The validity of the shares of our common stock being offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Faegre Drinker Biddle & Reath LLP, Minneapolis, Minnesota.
EXPERTS
The consolidated financial statements incorporated in this prospectus supplement by reference from the 2019 Annual Report for the Company’s fiscal years ended December 31, 2019 and December 31, 2018 have been audited by Plante & Moran, PLLC, independent registered public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
$100,000,000
Zynex, Inc.
Common Stock
Preferred Stock
Warrants
Units
We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $100,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
Our common stock is currently traded on the NASDAQ Capital Market under the symbol “ZYXI.” On March 6, 2019, the last reported sales price for our common stock was $4.43 per share. We will apply to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the NASDAQ Capital Market. The prospectus supplement will contain information, where applicable, as to any other listing of the securities on the NASDAQ Capital Market or any other securities market or exchange covered by the prospectus supplement.
The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5, in addition to Risk Factors contained in the applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”
This prospectus is dated March 12, 2019

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $100,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.
Unless the context otherwise requires, references to “we,” “our,” “us,” “Zynex” or the “Company” in this prospectus mean Zynex, Inc., a Nevada corporation, on a consolidated basis with its wholly-owned subsidiaries, as applicable.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.
All statements in this prospectus and the documents and information incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.
Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

ABOUT ZYNEX, INC.
Corporate Background
Thomas Sandgaard founded two medical device companies, Dan Med Inc. (“DMI”) in October 1996 and Stroke Recovery Systems Inc. (“SRSI”) in February 1998, both Colorado corporations. DMI was merged into SRSI in October 2003 and renamed Zynex Medical Inc. On December 3, 2003 Fox River Holdings Inc. a publicly traded company incorporated in Nevada changed its name to Zynex Medical Holdings Inc. and subsequently completed the acquisition of Zynex Medical Inc. on February 11, 2004. Fox River Holdings Inc. was original founded on December 26, 1991 under the name Life Medical Technologies and between 1995 and 2003, changed its corporate name and business several times, as is further detailed in the Company’s December 31, 2004 10-KSB filed on April 15, 2005.On June 30, 2008, Zynex Medical Holdings, Inc. changed its name to Zynex, Inc.
The Company is the parent company of, and conducts business within six subsidiaries: Zynex Medical, Inc. (“ZMI”), a Colorado corporation, Zynex Neurodiagnostics, Inc. (“ZND”), a Colorado corporation, Zynex Monitoring Solutions, Inc. (“ZMS”), a Colorado corporation, Zynex Billing and Consulting, LLC (“ZBC”), a Colorado limited liability company, Zynex Europe (Zynex Europe ApS) (“ZEU”), a Danish corporation, and Pharmazy, Inc. (“Pharmazy”), which was incorporated under the laws of Colorado in June 2015 as a wholly-owned subsidiary of ZMI.
Our principal executive offices are located at 9555 Maroon Circle, Englewood, CO 80112 and our telephone number is (303) 703-4906. Our web site address is www.zynex.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.
Overview
We operate in one primary business segment, Electrotherapy and Pain Management Products. The Company’s primary subsidiary is ZMI through which the Company conducts most of its operations. One other subsidiary, ZEU, generated minimal revenues during the years ended December 31, 2018 and 2017 from international sales and marketing. ZMS has developed a blood volume monitoring device which is in the process of approval by the Food and Drug Administration (“FDA”) in the United States of America and European Union (“EU”) Certificate European (“CE”) Marking. CE Marking is a certification that a product meets the standards established by the 28 nations of the EU and qualifies for sale in the EU and 4-nation European Free Trade Association. As a result, ZMS has achieved no revenues to date. Our inactive subsidiaries include ZND, ZBC, and Pharmazy. The Company’s compounding pharmacy operated as a division of ZMI dba as Pharmazy through January 2016.
Zynex Medical, Inc. (ZMI): ZMI designs, manufactures and markets medical devices designed to treat chronic and acute pain, as well as activate and exercise muscles for rehabilitative purposes with electrical stimulation. ZMI devices are intended for pain management to reduce reliance on medications and are designed to provide rehabilitation and increased mobility through the utilization of non-invasive muscle stimulation, electromyography technology, interferential current (“IFC”), neuromuscular electrical stimulation (“NMES”) and transcutaneous electrical nerve stimulation (“TENS”). All our medical devices are intended to be patient friendly and designed for home use. The ZMI devices are small, portable, battery operated and include an electrical pulse generator which is connected to the body via electrodes. The products are cost effective when compared to traditional physical therapy, and often result in better mobility, less pain and increased potential for a patient to return to work earlier than with traditional therapies alone. All of our medical devices are marketed in the U.S. and follow FDA regulations and approval. Our products require a physician’s prescription before they can be dispensed in the U.S. We consider the physician’s prescription as an “order”, and it is on this basis that we provide the product to the patient and either bill the patient directly or the patient’s private or government insurer for payment. ZMI’s primary product is the NexWave® device. The NexWave is marketed to physicians and therapists by our field sales representatives. The NexWave requires consumable supplies, such as electrodes and batteries, which are shipped to patients on a recurring monthly basis, as needed.
ZMI also designs, manufactures and markets the NeuroMove product. The NeuroMove contains electromyography and electric stimulation technology that is primarily used for stroke, spinal cord and traumatic brain injury rehabilitation (“SCI”), by reaching parts of the brain to re-connect with muscles, also known as neuroplasticity. The NeuroMove product is primarily marketed to medical clinics. Zynex did not have material sales of this product in 2017 or 2018.
Zynex Monitoring Solutions (ZMS):
ZMS was formed in 2011 to develop and market medical devices for non-invasive cardiac monitoring. The blood volume monitor is a non-invasive medical device for monitoring central blood volume that would be used in operating and recovery rooms to detect blood loss during surgery and internal bleeding during recovery. This device has been subjected to multiple clinical studies, which are being utilized for collecting data to further validate the algorithm used to determine changes in central blood volume, and there are plans to conduct future, additional clinical studies. We have submitted a 510(k) application to the FDA and are responding to their questions. There is no guarantee when or if the product will be cleared for marketing by the FDA. Concurrent to our FDA application, we are pursuing EU CE Marking.
The blood volume monitor has been tested in several International Review Board approved studies and was used in several blood donation settings where hundreds of subjects have donated half a liter of blood with strong correlation to the index on the device. We have built a number of commercial devices in pilot-production and continue to refine the algorithms for the Blood Volume Index. In the fourth quarter of 2018 a U.S. utility patent was obtained for this unique application, and we believe this product could serve a currently unmet need in the market for safer surgeries and safer monitoring of patients during recovery. ZMS did not produce any revenue for the years ending December, 31, 2018 and 2017.
Zynex International (Zynex Europe) (ZEU):
ZEU was formed in 2012 to further progress our international expansion. ZEU is currently conducting business and focused on sales and marketing our products within the international marketplace, upon receipt of necessary regulatory approvals. ZEU did not produce significant revenue for the years ended December 31, 2018 and 2017.
Products
We currently market and sell Zynex-manufactured products as well as distribute complimentary products and private labeled supplies for Zynex products, as indicated below:
Product Name	Description
Zynex Medical Products
NexWave	Dual Channel, multi-modality IFC, TENS, NMES Device
NeuroMove	Electromyography (EMG) triggered Electrical Stimulation Device
InWave	Electrical stimulation for treatment of female urinary incontinence
TENSWave	Dual Channel TENS Device
Private Labeled Supplies
Electrodes	Supplies, re-usable for delivery of electrical current to the body
Batteries	Supplies, for use in electrotherapy products
Distributed Complementary Products
Comfortrac	Cervical traction
JetStream	Hot/Cold therapy
LSO Back Braces	Lumbar support
Zynex Monitoring Solutions Products
Non-Invasive Blood Volume Monitor	Blood Volume Monitor

Product Uses
Pain Management and Control
Standard electrotherapy is a clinically proven and medically accepted alternative to manage acute and chronic pain. Electrical stimulation has been shown to reduce most types of local pain, such as tennis elbow, neck or lower back pain, arthritis, and others. The devices used to accomplish this are commonly described as the TENS family of devices. Electrotherapy is not known to have any negative side effects, a significant advantage over most pain relief medications. The benefits of electrotherapy can include: pain relief, increased blood flow, reduced edema, prevention of venous thrombosis, increased range-of-motion, prevention of muscle disuse atrophy, and reduced urinary incontinence.
Electrotherapy introduces an electrical current applied through surface electrodes. The electrical current “distorts” a pain signal on its way to the central nervous system and the brain, thus reducing the pain. Additionally, by applying higher levels of electricity, muscles contract and such contraction is believed to assist in the benefits mentioned above.
Numerous clinical studies have been published over several decades showing the effectiveness of IFC and TENS for pain relief. Zynex’s primary TENS device, the NexWave has received FDA 510(k) clearance. The NexWave is a digital IFC, TENS and NMES device that delivers pain-alleviating electrotherapy.
Stroke and Spinal Cord Injury Rehabilitation
Our proprietary NeuroMove product is a Class II medical device that has been cleared by the FDA for stroke and SCI rehabilitation. Stroke and SCI usually affect a survivor’s mobility, functionality, speech, and memory, and the NeuroMove is designed to help the survivor regain movement and functionality.
The NeuroMove product utilizes the relatively new science of “neuroplasticity” the process by which healthy parts of the brain learn to compensate and assume functions previously carried out by the damaged areas. To accomplish this task, the extraordinarily sensitive NeuroMove technology monitors muscle activity and detects brain signals that indicate, even without any visible movement, the brain’s effort to move a specific muscle or area of the body. Once the effort is detected, the NeuroMove induces actual movement through electrical stimulation, thus providing effective feedback to initiate relearning in the healthy part of the brain.
We believe the NeuroMove product is unique because its built-in microprocessor can recognize low-level attempts by muscles to contract and then “reward” such detection with electrical stimulation. We do not believe there are similar products in the stroke rehabilitation market. Some generic devices are being offered in international markets; however, we do not believe these products provide similar results with respect to stroke rehabilitation. When conscientiously using the NeuroMove product for three to twelve months, studies show that the majority of NeuroMove patients can re-establish the connection between the brain and impaired muscle and thus regain movement and functionality. When movement and functionality are restored, the patient may experience increased mobility, increased productivity, an improved outlook, and a reduced risk of accidents, and may be able to engage in activities they were precluded from before using the NeuroMove. Sales of NeuroMove have not generated material revenue for years ended December 31, 2018 and 2017.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.
Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”
USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including and for general working capital purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.
DESCRIPTION OF COMMON STOCK
General
We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share.
Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the board of directors, out of funds legally available. In the event of our liquidation, dissolution or winding-up the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock.
DESCRIPTION OF PREFERRED STOCK
We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001. The shares of preferred stock may be issued in series and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada. Issuances of preferred stock could dilute the voting power of common stockholders, adversely affect the voting power of common stockholders, adversely affect the likelihood that common stockholders will receive dividend payments on liquidation, and have the effect of delaying or preventing a change in shareholder and management control.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.
A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

•
the title and stated or par value of the preferred stock;

•
the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•
the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•
whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•
the provisions for a sinking fund, if any, for the preferred stock;

•
any voting rights of the preferred stock;

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the provisions for redemption, if applicable, of the preferred stock;

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any listing of the preferred stock on any securities exchange;

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the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

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if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock;

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any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. The warrant agreement, together with the terms of the warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.
The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:
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the title of the warrants;

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the aggregate number of the warrants;

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the price or prices at which the warrants will be issued;

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the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

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if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

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the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

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any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

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the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

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the minimum or maximum amount of the warrants that may be exercised at any one time;

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information with respect to book-entry procedures, if any;

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if appropriate, a discussion of Federal income tax consequences; and

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any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.
Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.
DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.
The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:
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the terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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a description of the terms of any unit agreement governing the units; and

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a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION
We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:
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the terms of the offering;

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the names of any underwriters or agents;

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the name or names of any managing underwriter or underwriters;

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the purchase price of the securities;

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any over-allotment options under which underwriters may purchase additional securities from us;

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the net proceeds from the sale of the securities

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any delayed delivery arrangements

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any underwriting discounts, commissions and other items constituting underwriters’ compensation;

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any initial public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers;

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any commissions paid to agents; and

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any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers
Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.
If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts
If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
Continuous Offering Program
Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, also known as an At-the-Market offering, or “ATM”, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Capital Market at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.
Market Making, Stabilization and Other Transactions
Unless the applicable prospectus supplement states otherwise, other than our common stock all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.
Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
General Information
Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS
The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.
EXPERTS
The consolidated balance sheet of Zynex, Inc. as of December 31, 2018 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, have been audited by Plante & Moran PLLC, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. The consolidated balance sheet of Zynex, Inc. as of December 31, 2017 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, have been audited by EKS&H LLLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:
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our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 26, 2019;

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our Current Report on Form 8-K filed with the SEC on February 7, 2019;

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the description of our common stock contained in the our Registration Statement on Form 8-A filed with the SEC on February 7, 2019 (File No. 001-38804), including any amendment or report filed for the purpose of updating such description; and

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all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.
The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at 9555 Maroon Cir., Englewood, CO 80112, phone number 303-703-4906.

1,250,000 Shares
ZYNEX, INC.
Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager
Piper Sandler
Co-Managers
B. Riley FBRLadenburg ThalmannH.C. Wainwright & Co.Northland Capital Markets
The date of this prospectus supplement is July 14, 2020